Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE
Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB FIRST QUARTER REPORTED DILUTED EPS $1.01

ADJUSTED DILUTED EPS $1.03, +13%

2019 ADJUSTED DILUTED EPS FORECAST REMAINS $5.80 TO $6.00, +10% to 14%

FIRST QUARTER HIGHLIGHTS:

•	Reported diluted EPS $1.01, +20%.
•	Adjusted diluted EPS $1.03, +13%, excluding special gains and charges and discrete tax items. Currency translation was an unfavorable $0.04 per share.
•	Reported sales +1%. Acquisition adjusted fixed currency sales +3% as strong growth in the Industrial and Other segments more than offset a modest decline in Energy sales.
•	Strong adjusted fixed currency operating margin expansion, +80 bps, led by double-digit Industrial, Energy and Other segment income growth.
•

Sales gains, pricing, new product innovation, cost savings and a lower tax rate and interest expense more than offset higher delivered product costs, investments in the business and unfavorable foreign exchange, resulting in double-digit income growth.

2019 FORECAST:

•

2019 adjusted diluted EPS forecast remains $5.80 to $6.00, +10% to 14%, as strong pricing, volume growth and cost efficiencies are expected to more than offset moderating delivered product cost increases and unfavorable foreign exchange impacts.

	First Quarter Ended March 31
	Reported			Adjusted *
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2019	2018	Change	2019	2018	Change
Net sales	$ 3,505.4	$ 3,470.9	1%	$ 3,505.4	$ 3,470.9	1%
Operating income	367.2	354.3	4%	411.1	380.3	8%
Net income attributable to Ecolab	296.5	247.3	20%	300.3	266.9	13%
Diluted earnings per share	$ 1.01	$ 0.84	20%	$ 1.03	$ 0.91	13%

				Adjusted *
	Fixed Currency Rates *		%	Fixed Currency Rates		%
	2019	2018	Change	2019	2018	Change
Net sales	$ 3,523.0	$ 3,396.1	4%	$ 3,523.0	$ 3,396.1	4%
Operating income	368.3	345.1	7%	412.2	371.1	11%

* See “Non-GAAP Financial Information” section of this release for further discussion

ST. PAUL, Minn., April 30, 2019: New business gains, better pricing, product innovation and cost efficiencies more than offset higher delivered product costs and investments in the business, and along with a lower adjusted tax rate and interest expense, yielded a 13% increase in first quarter 2019 adjusted diluted earnings per share.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “First quarter earnings were in line with our expectations as solid fixed currency sales gains and operating margin expansion helped drive double-digit adjusted diluted earnings per share growth.  Sales and earnings momentum continued to be strong in our Industrial and Other segments.  Energy performed well with softer sales reflecting a tough market, but it delivered excellent margin improvement and double-digit earnings growth due to their focus on pricing and costs.  Institutional was modestly softer than expected as the faster exit from low margin business and an inventory reduction by our distributors impacted the segment’s first quarter sales growth.  We expect Institutional results to strengthen through the year.

“In total, the first quarter represents a very good start for us and positions us to deliver double-digit adjusted earnings per share growth in 2019 while continuing to make critical investments in the business.  Our new business growth,  product and service innovation, digital strategy, pricing and cost savings initiatives remain on track. We are confident in our actions and prospects for this year, as well as our capacity to continue to show superior growth and shareholder returns for the future.”

First Quarter and Full Year 2019 Consolidated Results

Ecolab's first quarter reported sales increased 1% and fixed currency sales increased 4%. Acquisition and divestiture adjusted fixed currency sales increased 3% when compared to the prior year.

First quarter 2019 reported operating income increased 4% and fixed currency operating income increased 7%; both include the impact of special charges, which primarily relate to the previously announced efficiency initiative. Adjusted fixed currency operating income increased 11%.  Pricing, volume growth and cost savings initiatives more than offset the impact of higher delivered product costs and investments in the business during the quarter.

Reported interest expense decreased in the quarter primarily reflecting lower outstanding debt and higher interest income.

The reported income tax rate for the first quarter of 2019 was 11.4% compared with the reported rate of 21.8% in the first quarter of 2018.  Excluding special gains and charges and discrete tax items, the adjusted tax rate was 20.6% in the first quarter of 2019 compared with 22.0% for the same period last year. The decrease in the adjusted tax rate was primarily driven by global tax planning strategies and the geographic mix of income.

First quarter 2019 reported net income attributable to Ecolab increased 20%. Excluding the impact of special gains and charges and discrete tax items, adjusted net income attributable to Ecolab increased 13%.

Reported diluted earnings per share increased 20%. Adjusted diluted earnings per share rose 13% when compared against first quarter 2018. Currency translation had a $0.04 unfavorable impact on first quarter 2019 adjusted diluted earnings per share.

Ecolab reacquired 0.8 million shares of its common stock during the first quarter of 2019.

First Quarter 2019 Segment Review

Global Industrial

(unaudited)	First Quarter Ended March 31			Acq. Adj.
(millions)	2019	2018	% Change	% Change

Fixed currency
Sales	$ 1,289.2	$ 1,190.2	8%	7%
Operating income	147.5	122.0	21%	23%
Operating income margin	11.4%	10.3%
Acq. adj. operating income margin	11.7%	10.3%

Public currency
Sales	$ 1,281.3	$ 1,226.0	5%
Operating income	147.1	127.3	16%

Global Industrial acquisition adjusted fixed currency sales rose 7% with strong growth in Water, Food & Beverage and Life Sciences. All regions showed good sales growth.  Acquisition adjusted fixed currency operating income increased 23% as improved pricing, sales volume gains and cost savings more than offset continued higher delivered product costs and investments in the business.

Global Institutional

(unaudited)	First Quarter Ended March 31			Acq. Adj.
(millions)	2019	2018	% Change	% Change

Fixed currency
Sales	$ 1,215.3	$ 1,187.0	2%	2%
Operating income	195.9	195.7	0%	1%
Operating income margin	16.1%	16.5%
Acq. adj. operating income margin	16.3%	16.5%

Public currency
Sales	$ 1,208.5	$ 1,206.2	0%
Operating income	195.4	197.8	(1)%

Global Institutional acquisition adjusted fixed currency sales grew 2% led by Specialty. Sales for the segment showed good growth in Latin America and Asia Pacific but were impacted by low margin business exits and lower distributor shipments in the North America Institutional division that softened first quarter growth. Acquisition adjusted fixed currency operating income rose 1% as pricing and cost savings more than offset investments in the business, higher delivered product costs and reduced leverage on the segment’s volume gain.

Global Energy

(unaudited)	First Quarter Ended March 31			Acq. Adj.
(millions)	2019	2018	% Change	% Change

Fixed currency
Sales	$ 811.7	$ 826.5	(2)%	(2)%
Operating income	78.4	68.6	14%	12%
Operating income margin	9.7%	8.3%
Acq. adj. operating income margin	9.7%	8.5%

Public currency
Sales	$ 809.5	$ 842.9	(4)%
Operating income	78.1	70.6	11%

Global Energy acquisition adjusted fixed currency sales declined 2% as the segment compared against strong North American energy market activity in the first quarter last year. Upstream sales were modestly lower in the quarter with declines in the well stimulation business and production sales reflecting the reduced North American industry activity that began late in 2018. Downstream sales also declined slightly due to lower equipment sales. Acquisition adjusted fixed currency operating income increased 12% as pricing and cost savings more than offset higher delivered product costs.

Other

(unaudited)	First Quarter Ended March 31			Acq. Adj.
(millions)	2019	2018	% Change	% Change

Fixed currency
Sales	$ 206.8	$ 192.4	7%	7%
Operating income	30.2	27.0	12%	12%
Operating income margin	14.6%	14.0%
Acq. adj. operating income margin	14.6%	14.0%

Public currency
Sales	$ 206.1	$ 195.8	5%
Operating income	30.1	27.4	10%

Other segment acquisition adjusted fixed currency sales increased 7% with strong gains in both Pest Elimination and Colloidal Technologies, led by North America. Acquisition adjusted fixed currency operating income increased 12% as pricing and sales volume gains more than offset increased field costs.

Corporate

Corporate expense includes amortization expense of $40 million in the first quarter of 2019 and $43 million in the first quarter of 2018 related to the Nalco merger intangible assets. Corporate expense also includes net special charges of $44 million ($32 million after tax) primarily related to the previously announced efficiency initiative.

Special gains and charges for the first quarter of 2018 were a net charge of $26 million ($20 million after tax) primarily related to a funding commitment to the Ecolab Foundation.

Business Outlook

The outlook provided below is for consolidated Ecolab operations and continues to include the Upstream Energy business.    The planned separation of the Upstream Energy business is expected to occur in the first half of 2020.

2019

Ecolab continues to expect full year 2019 adjusted diluted earnings per share in the $5.80 to $6.00 range, rising 10% to 14% over 2018.

When compared with our 2018 performance, we expect continued good acquisition adjusted fixed currency sales growth in all of our segments. We look for improving adjusted gross margin as volume gains, pricing and cost efficiency actions more than offset moderating higher delivered product cost increases, with a lower SG&A ratio to sales, similar other income and interest expense, and a slightly higher adjusted tax rate versus 2018.

We expect special charges in 2019 to be $0.40 to $0.50 per share principally related to the previously announced efficiency initiative, planned Upstream Energy spin-off and integration of previously announced acquisitions.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency translation to have a $0.11 unfavorable impact on diluted earnings per share.

Our detailed outlook for the full year of 2019 is as follows:

Adjusted Gross Margin, excluding special gains and charges	41% to 42%
SG&A % of Sales	26% to 27%
Other income and expense	approx. $80 million
Interest expense, net	approx. $220 million
Adjusted tax rate	20% to 21%
Noncontrolling interest	approx. $0.06
Adjusted EPS, excluding special gains and charges	$5.80 to $6.00
Diluted shares	approx. 291 million

Reported 2018 diluted earnings per share of $4.88 included special gains and charges and discrete tax items. Excluding these items, 2018 adjusted diluted earnings per share were $5.25.

2019 — Second Quarter

Ecolab expects second  quarter 2019 adjusted diluted earnings per share in the $1.36 to $1.46 range, rising 7% to 15% compared with adjusted diluted earnings per share of $1.27 a year ago.

We expect solid acquisition adjusted fixed currency sales growth in all our segments. Volume gains and higher pricing are expected to more than offset higher delivered product costs in the quarter.  We expect a similar consolidated gross margin and lower SG&A ratio to sales than last year, with similar other income and interest expense and a slightly higher adjusted tax rate.

We expect special charges in the second quarter of 2019 to be $0.15 to $0.20 per share principally related to the aforementioned efficiency initiative, planned Upstream Energy spin-off and integration of previously announced acquisitions.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency to be unfavorable $0.05 per share in the second quarter.

Our detailed outlook for the second quarter of 2019 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 42%
SG&A % of Sales	27% to 28%
Other income and expense	approx. $20 million
Interest expense, net	approx. $55 million
Adjusted tax rate	20% to 21%
Noncontrolling interest	approx. $0.01
Adjusted EPS, excluding special gains and charges	$1.36 to $1.46
Diluted shares	approx. 292 million

Reported second quarter 2018 diluted earnings per share of $1.20 included special gains and charges and discrete tax items. Excluding these items, second quarter 2018 adjusted diluted earnings per share were $1.27.

About Ecolab

A trusted partner at nearly three million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With annual sales of $15 billion and 49,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and on-site service to promote safe food, maintain clean environments, optimize water and energy use, and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the first quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or another compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, the anticipated spin-off of our Upstream Energy business into a new stand-alone company and the expected timing for completing the transaction, statements regarding our financial and business performance and prospects, including forecasted 2019 second quarter and full-year financial and business results, sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, noncontrolling interest, adjusted diluted earnings per share and diluted shares outstanding, volume, pricing, delivered product costs, foreign currency, special gains and charges and quantifiable discrete tax items, and amount and type of restructuring or efficiency initiative costs and savings from restructuring or efficiency initiative activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the proposed spin-off of the Upstream Energy business may not be consummated within the anticipated period or at all and the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; the possibility that the proposed spin-off of our Upstream Energy business will not be consummated within the anticipated time period or at all and the potential that the Upstream Energy business and Ecolab will not realize all of the expected benefits of the spin-off; our ability to attract and retain high caliber management talent to lead our business; our ability to develop competitive advantages through innovation and to commercialize digital solutions; exposure to global economic, political and legal risks related to our international operations including trade sanctions; difficulty in procuring raw materials or fluctuations in raw material costs; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales
•	adjusted gross margin
•	fixed currency operating income
•	fixed currency operating income margin
•	adjusted operating income
•	adjusted fixed currency operating income

•	adjusted fixed currency operating income margin
•	acquisition adjusted fixed currency operating income
•	acquisition adjusted fixed currency operating income margin
•	adjusted interest expense
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2019. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

	First Quarter Ended
	March 31%
(millions, except per share)	2019	2018	Change

Product and equipment sales	$ 2,886.3	$ 2,859.6
Service and lease sales	619.1	611.3
Net sales	3,505.4	3,470.9	1%
Product and equipment cost of sales	1,717.1	1,696.2
Service and lease cost of sales	379.6	376.1
Cost of sales (1)	2,096.7	2,072.3	1%
Selling, general and administrative expenses	1,001.2	1,018.3	(2)%
Special (gains) and charges (1)	40.3	26.0
Operating income	367.2	354.3	4%
Other (income) expense	(21.2)	(19.4)	9%
Interest expense, net	49.4	56.4	(12)%
Income before income taxes	339.0	317.3	7%
Provision for income taxes	38.6	69.1	(44)%
Net income including noncontrolling interest	300.4	248.2	21%
Net income attributable to noncontrolling interest	3.9	0.9
Net income attributable to Ecolab	$ 296.5	$ 247.3	20%

Earnings attributable to Ecolab per common share
Basic	$ 1.03	$ 0.86	20%
Diluted	$ 1.01	$ 0.84	20%

Weighted-average common shares outstanding
Basic	288.2	288.6	0%
Diluted	292.3	292.7	0%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

	First Quarter Ended
	March 31
(millions)	2019	2018

Cost of sales
Restructuring activities	3.4	-
Acquisition and integration activities	0.2	-
Subtotal (a)	3.6	-

Special (gains) and charges
Restructuring activities	37.1	0.3
Upstream energy spin-off	4.3	-
Acquisition and integration activities	2.5	0.5
Other	(3.6)	25.2
Subtotal	40.3	26.0

Interest expense, net	0.2	-

Total special (gains) and charges	$44.1	$26.0

(a) Special (gains) and charges of $3.6 million were recorded in product and equipment cost of sales in the first quarter of 2019.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	First Quarter Ended March 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2019	2018	Change	2019	2018	Change
Net Sales
Global Industrial	$ 1,289.2	$ 1,190.2	8%	$ 1,281.3	$ 1,226.0	5%
Global Institutional	1,215.3	1,187.0	2%	1,208.5	1,206.2	0%
Global Energy	811.7	826.5	(2)%	809.5	842.9	(4)%
Other	206.8	192.4	7%	206.1	195.8	5%
Subtotal at fixed currency rates	3,523.0	3,396.1	4%	3,505.4	3,470.9	1%
Currency impact	(17.6)	74.8	*	-	-	*
Consolidated reported GAAP net sales	$ 3,505.4	$ 3,470.9	1%	$ 3,505.4	$ 3,470.9	1%

Operating Income
Global Industrial	$ 147.5	$ 122.0	21%	$ 147.1	$ 127.3	16%
Global Institutional	195.9	195.7	0%	195.4	197.8	(1)%
Global Energy	78.4	68.6	14%	78.1	70.6	11%
Other	30.2	27.0	12%	30.1	27.4	10%
Corporate	(83.7)	(68.2)	*	(83.5)	(68.8)	*
Subtotal at fixed currency rates	368.3	345.1	7%	367.2	354.3	4%
Currency impact	(1.1)	9.2	*	-	-	*
Consolidated reported GAAP operating income	$ 367.2	$ 354.3	4%	$ 367.2	$ 354.3	4%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	March 31	December 31	March 31
(millions)	2019	2018	2018
Assets
Current assets
Cash and cash equivalents	$ 79.0	$ 114.7	$ 175.5
Accounts receivable, net	2,691.6	2,662.5	2,574.3
Inventories	1,645.6	1,546.4	1,541.8
Other current assets	334.8	354.1	305.2
Total current assets	4,751.0	4,677.7	4,596.8

Property, plant and equipment, net	3,878.6	3,836.0	3,779.9
Goodwill	7,324.2	7,078.0	7,303.0
Other intangible assets, net	3,877.3	3,797.7	4,012.2
Operating lease assets	570.9	-	-
Other assets	525.6	685.1	492.4
Total assets	$ 20,927.6	$ 20,074.5	$ 20,184.3

Liabilities and Equity
Current liabilities
Short-term debt	$ 1,132.3	$ 743.6	$ 1,017.8
Accounts payable	1,237.7	1,255.6	1,229.1
Compensation and benefits	478.2	579.7	497.0
Income taxes	89.6	100.6	170.0
Other current liabilities	1,218.2	1,006.1	1,068.9
Total current liabilities	4,156.0	3,685.6	3,982.8

Long-term debt	6,008.2	6,301.6	6,397.7
Postretirement health care and pension benefits	942.3	944.3	1,027.7
Deferred income taxes	792.3	764.6	652.8
Operating lease liabilities	412.2	-	-
Other liabilities	349.7	324.8	453.4
Total liabilities	12,660.7	12,020.9	12,514.4

Equity
Common stock	358.2	357.0	355.5
Additional paid-in capital	5,731.0	5,633.2	5,496.5
Retained earnings	9,131.8	8,909.5	8,097.0
Accumulated other comprehensive loss	(1,734.9)	(1,761.7)	(1,558.3)
Treasury stock	(5,265.4)	(5,134.8)	(4,789.7)
Total Ecolab shareholders’ equity	8,220.7	8,003.2	7,601.0
Noncontrolling interest	46.2	50.4	68.9
Total equity	8,266.9	8,053.6	7,669.9
Total liabilities and equity	$ 20,927.6	$ 20,074.5	$ 20,184.3

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended
	March 31
(millions, except percent and per share)	2019	2018

Net sales
Reported GAAP net sales	$ 3,505.4	$ 3,470.9
Effect of foreign currency translation	17.6	(74.8)
Non-GAAP fixed currency sales	3,523.0	3,396.1
Effect of acquisitions and divestitures	(25.1)	(10.1)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,497.9	$ 3,386.0

Cost of sales
Reported GAAP cost of sales	$ 2,096.7	$ 2,072.3
Special (gains) and charges	3.6	0.0
Non-GAAP adjusted cost of sales	$ 2,093.1	$ 2,072.3

Gross margin
Reported GAAP gross margin	40.2%	40.3%
Non-GAAP adjusted gross margin	40.3%	40.3%

Operating income
Reported GAAP operating income	$ 367.2	$ 354.3
Effect of foreign currency translation	1.1	(9.2)
Non-GAAP fixed currency operating income	368.3	345.1
Special (gains) and charges	43.9	26.0
Non-GAAP adjusted fixed currency operating income	412.2	371.1
Effect of acquisitions and divestitures	3.3	0.4
Non-GAAP acquisition adjusted fixed currency operating income	$ 415.5	$ 371.5

Operating income margin
Reported GAAP operating income margin	10.5%	10.2%
Non-GAAP adjusted fixed currency operating income margin	11.7%	10.9%

Interest expense, net
Reported GAAP interest expense, net	$ 49.4	$ 56.4
Special (gains) and charges, after tax	0.2	-
Non-GAAP adjusted interest expense, net	$ 49.2	$ 56.4

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended
	March 31
(millions, except percent and per share)	2019	2018

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 296.5	$ 247.3
Special (gains) and charges, after tax	31.5	19.7
Discrete tax net expense (benefit)	(27.7)	(0.1)
Non-GAAP adjusted net income attributable to Ecolab	$ 300.3	$ 266.9

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.01	$ 0.84
Special (gains) and charges, after tax	0.11	0.07
Discrete tax net expense (benefit)	(0.09)	0.00
Non-GAAP adjusted diluted EPS	$ 1.03	$ 0.91

Provision for Income Taxes
Reported GAAP tax rate	11.4%	21.8%
Special gains and charges	2.0	0.2
Discrete tax items	7.2	0.0
Non-GAAP adjusted tax rate	20.6%	22.0%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended March 31
	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,289.2	($21.9)	$ 1,267.3	$ 1,190.2	($7.8)	$ 1,182.4
Global Institutional	1,215.3	(3.1)	1,212.2	1,187.0	-	1,187.0
Global Energy	811.7	(0.1)	811.6	826.5	(2.3)	824.2
Other	206.8	-	206.8	192.4	-	192.4
Subtotal at fixed currency rates	3,523.0	(25.1)	3,497.9	3,396.1	(10.1)	3,386.0
Currency impact	(17.6)			74.8
Consolidated reported GAAP net sales	$ 3,505.4			$ 3,470.9

Operating Income
Global Industrial	$ 147.5	$ 1.4	$ 148.9	$ 122.0	($0.8)	$ 121.2
Global Institutional	195.9	1.9	197.8	195.7	-	195.7
Global Energy	78.4	-	78.4	68.6	1.2	69.8
Other	30.2	-	30.2	27.0	-	27.0
Corporate	(39.8)	-	(39.8)	(42.2)	-	(42.2)
Adjusted at fixed currency rates	412.2	3.3	415.5	371.1	0.4	371.5
Special (gains) and charges	43.9			26.0
Reported OI at fixed currency rates	368.3			345.1
Currency impact	(1.1)			9.2
Consolidated reported GAAP operating income	$ 367.2			$ 354.3

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84	$ 1.20	$ 2.04	$ 1.48	$ 3.53	$ 1.35	$ 4.88
Adjustments:
Special (gains) and charges (1)	0.07	0.03	0.10	0.20	0.30	0.05	0.35
Discrete tax expense (benefits) (2)	0.00	0.04	0.04	(0.16)	(0.12)	0.14	0.02
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91	$ 1.27	$ 2.18	$ 1.53	$ 3.71	$ 1.54	$ 5.25

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$ 1.01
Adjustments:
Special (gains) and charges (3)	0.11
Discrete tax expense (benefits) (4)	(0.09)
Adjusted diluted earnings per share (Non-GAAP)	$ 1.03

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2018 included a commitment to the Ecolab Foundation in first quarter of $18.9 million, net of tax. Special (gains) and charges also include restructuring activities of $0.3 million, $7.0 million, $60.2 million and $9.7 million, net of tax, in the first, second, third and fourth quarters, respectively, acquisition and integration costs of $0.4 million, $0.9 million, $1.5 million and $3.0 million, net of tax, in the first, second, third and fourth quarters, respectively, and litigation and other charges and (gains) of $0.1 million, $1.0 million, ($1.6 million) and $1.4 million, net of tax, in the first, second, third and fourth quarters, respectively.

(2) Discrete tax expense (benefits) for 2018 included $6.8 million, $6.0 million, $10.7 million and $4.6 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $11.3 million, $18.2 million, $4.8 million and $31.7 million in the first, second, third and fourth quarters, respectively. Additionally, discrete tax expense (benefits) also includes ($4.6) million, ($0.1) million and $12.8 million of other tax (benefits) expense in the first, second and fourth quarters, respectively. In the third quarter of 2018, the Company filed U.S. federal tax returns which resulted in favorable adjustments of $39.9 million related to changes in estimates and an IRS approved method change.

(3) Special (gains) and charges for 2019 includes $30.4 million, net of tax, of restructuring costs in the first quarter relating to the efficiency initiative. Special (gains) and charges also include charges relating to the Upstream energy spin-off of $3.3 million, net of tax, in the first quarter, acquisition and integration costs of $2.1 million, net of tax, in the first quarter, and net gains for litigation and other charges of $4.3 million, net of tax, in the first quarter.

(4) Discrete tax expense (benefits) for 2019 includes $18.7 million of tax benefits associated with stock compensation excess tax benefits in the first quarter. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $5.1 million of expense in the first quarter and other discrete tax expenses of $3.9 million in the first quarter.